Exhibit 99.1

June 5, 2009

Dear Investor:

As we discussed in the Behringer Harvard Short-Term Opportunity Fund I LP 2008 annual report, the recent turbulent financial markets and disruption in the banking system, as well as the nationwide economic downturn, has created significant challenges for our fund. Given the unprecedented economic environment, including the severe lack of credit financing, and the impact on the operations of our portfolio, our general partners are considering all factors relating to the ongoing capital needs required to operate the investment program, preserving investor capital and positioning us to best navigate this economic cycle.

Within the next 12 months, $46.8 million of the outstanding balance of our notes payable will mature. We are fortunate that of that amount, $30.9 million of the notes contain provisions to extend the maturity date for at least one additional year if certain conditions are met. Nonetheless, because of these maturities, our need to negotiate these loan extensions, and our ongoing operating capital needs, the general partners determined that it is necessary to discontinue the investment program’s monthly distributions to investors. The June distribution will be paid in July, and distributions will discontinue thereafter. We do not anticipate that distributions will resume in the near-term.

Although this capital appreciation focused-opportunity style fund was not intended to pay high levels of distributions, we understand this decision affects your monthly income and assure you it was undertaken with careful consideration.

The credit crisis and operating losses from the slower-than anticipated leasing environment have continued to make it difficult to obtain financing to accomplish our property specific goals. Because of the illiquidity in the capital markets, our sponsor, Behringer Harvard Holdings, LLC, has supported the fund through a credit facility of $25 million. Under this credit facility, we borrowed $20.4 million as of March 31, 2009. In addition, prior to the establishment of the $25 million credit facility, our sponsor loaned us $7.5 million and then forgave the loan in a show of support to our investors. Though our sponsor believes in the long-term opportunities of this investment program, we expect to require this liquidity support from our sponsor through 2009, potentially borrowing up to the $25 million limit. In addition to this borrowing, recent loan extension negotiations with our lenders stipulate that as part of those renegotiations and prudent capital preservation actions, we must discontinue distributions and conserve capital for our operating requirements.

In addition to these measures, we will be looking at other ways to conserve our resources, including continuing to make every effort to explore cost-cutting opportunities. For instance, we have had recent success in making reductions in operating expenses at our Hotel Palomar asset in Dallas, Texas.

We continue to believe in the long-term opportunities for this investment program, and although we face sales and leasing challenges in the near term, our investment objectives remain intact during these turbulent times: to protect equity, preserve capital, and harvest value at an opportune time. Because the general partners do not currently feel that this is the right time in the market to dispose of our properties, we anticipate that this investment program’s life will extend beyond its original anticipated liquidation date.

We believe that the measures we are undertaking today will assist us in meeting future financial challenges, as well as position us to emerge from these difficult economic times as a stronger enterprise.

RECENT TENDER OFFER

We are aware that you may have received an unsolicited “mini-tender” offer being made by Peachtree Partners (“Peachtree”) to purchase up to a 4.9% interest in the Fund for a price of $3.00 per unit less any distributions paid from the date of Peachtree’s offer and less a $150 charge per tendering investor.

Mini-tender offers are third-party offers to purchase less than 5% of an entity’s outstanding securities, thereby avoiding many of the filing, disclosure and procedural requirements established by the U.S. Securities and Exchange Commission (“SEC”) to protect investors from certain abuses that may occur in a tender offer. The SEC has warned that mini-tender offers “have been increasingly used to catch investors off guard.”1

Peachtree’s mini-tender offer is titled as a “Repurchase Agreement” and an “Offer to Repurchase,” which could imply that we are somehow connected with this mini-tender offer. We do not recommend or endorse Peachtree’s mini-tender offer and are not affiliated with Peachtree, the offer or the offer documentation. We recommend that investors not tender their units in the offer.

As Peachtree states in its letter, Peachtree is making this offer “intending to make a profit.”  In other words, their stated intention is to offer you less than they believe your units are worth.

As we have discussed in our public filings, we will be making an estimated valuation of our units by the end of 2009. While we have not yet undertaken an estimated valuation of our assets or of our units, or have our general partners prepared any valuation estimates materially related to this mini-tender offer, the general partners believe that the $3.00 per unit price being offered by Peachtree is inadequate. Although we anticipate the ultimate disposition of our properties will be delayed due to current economic conditions, the general partners continue to believe in the long-term opportunities for this investment program.

In addition, Peachtree does not state whether it is offering to purchase units as they are tendered on a pro rata basis or on a “first-come, first-buy basis,” which may have the effect of pressuring investors into making hasty decisions without taking adequate time to consider all of the facts relating to the mini-tender offer.

Investors are cautioned that Peachtree and its principals have made previous mini-tender offers for the securities of other companies and that, as Peachtree states in its offer, one of Peachtree’s principals suffered an action by the SEC in connection with a prior mini-tender offer, resulting in a consent decree enjoining that principal from making mini-tender offers for a public company’s securities.

We also note that although Peachtree’s offer permits you to withdraw and rescind any acceptance of the offer within 15 days, we understand that thereafter your tender will be irrevocable, even if you have not received payment for your units at that time. Therefore, if you have accepted the Peachtree offer, we recommend that you immediately contact Peachtree to withdraw and rescind this acceptance in writing.

Also enclosed is our Q1 2009 Quarterly Summary for the Fund. If you have any questions about your investment, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely,

Robert M. Behringer	Robert S. Aisner
Chairman of Behringer Harvard Advisors II LP	Chief Executive Officer and President
And Co-General Partner	Behringer Harvard Advisors II LP

1	U.S. Securities and Exchange Commission, “Mini-Tender Offers: Tips for Investors,” http://www.sec.gov/investor/pubs/minitend.htm (modified 08/01/2007).

Enclosure

cc: Your Financial Advisor

This correspondence contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Short-Term Opportunity Fund I LP that are based on our current expectations, estimates, forecasts and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this correspondence. Such factors include those described in the “Risk Factors” section of the latest Annual Report on Form 10-K of Behringer Harvard Short-Term Opportunity Fund I LP as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.